Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Aquaron Acquisition Corp. (the “Company”) on Amendment No. 4 to Form S-1 of our report dated July 29, 2022, except for Notes 1, 4 and 8 to which the date is August 19, 2022, with respect to our audit of the Company’s financial statements as of December 31, 2021 and for the period from March 11, 2021 (inception) through December 31, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

August 19, 2022